RESTATED                          EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             BAYOU STEEL CORPORATION

            We, the undersigned, Jerry M. Pitts and Richard J. Gonzalez, being respectively the President and Secretary of Bayou Steel Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

            FIRST: The name of the Corporation is Bayou Steel Corporation and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 26, 1988 under the name "Bayou Steel Corporation (Of LaPlace)."

            SECOND: Pursuant to Section 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and only restates and integrates and does not further amend the provisions of the Corporation's Restated Certificate of Incorporation as theretofore amended or supplemented (except for the deletion of provisions intentionally omitted in reliance upon Section 245(c) thereof) and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.

            THIRD: The text of the Restated Certificate of Incorporation shall read as follows:

            1. NAME. The name of the Corporation is:

                             BAYOU STEEL CORPORATION

            2. REGISTERED OFFICE AND REGISTERED AGENT. The address of the Corporation's registered office in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Corporation Trust Company is the Corporation's registered agent at that address.

            3. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

            4. NUMBER OF SHARES. The total number of shares which the Corporation shall have authority to issue, the number of shares of each class, and the par value of each share of each class are as follows:

                                       1

            The aggregate number of shares which the Corporation shall have authority to issue is 38,573,574 divided as follows:

    NAME OF CLASS                 NUMBER OF SHARES         PAR VALUE
    -------------                 ----------------         ---------
Series Preferred Stock               10,000,000               $.01
Class A Common Stock                 24,271,127               $.01
Class B Common Stock                  4,302,347               $.01
Class C Common Stock                        100               $.01

            5. DESIGNATION OF CLASSES; RELATIVE RIGHTS, ETC. A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of each class is as follows:

            5.1 DEFINITIONS.

            "Acquisition Agreement" shall mean the Acquisition Agreement dated as of June 16, 1986, as amended, among Bayou Steel Corporation, Bayou Steel Acquisition Corporation, Voest-Alpine International Corporation, La Place Corporation and Voest-Alpine A.G.

            "Amoco Tax Lease Agreements" shall mean the four "safe harbor lease" Agreements dated November 11, 1981 and December 11, 1981 between Amoco Tax Leasing I Corporation and the Corporation.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Common Stock" shall refer collectively to each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock of the Corporation.

            "Consolidated Net Worth" shall mean the excess of (i) all assets of the Corporation and its Subsidiaries computed and consolidated in accordance with generally accepted accounting principles, less (ii) the sum of all liabilities of the Corporation and its Subsidiaries, computed and consolidated in accordance with generally accepted accounting principles.

            "Designated Director" shall have the meaning ascribed to it in
Article 5.2.3(c).

            "Employment Agreement" shall mean the Employment Agreement dated September 5, 1986 from the Corporation to Howard M. Meyers as in effect on September 5, 1986.
                                       2

            "Entity" shall mean and include any corporation, person or other entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, together with the successors and assigns of such persons in any merger or consolidation of such persons or the sale of all or substantially all of such persons' assets.

            "Fair Market Value" of the Class A Common Stock shall mean the average of the daily closing prices of the Class A Common Stock for 15 consecutive trading days commencing 20 trading days before the date of such computation. The closing price is the last reported sale price on the principal national securities exchange on which the Class A Common Stock is listed or, if the Class A Common Stock is not listed on any national securities exchange, the NASDAQ National Market System, or, if the Class A Common Stock is not designated for trading on the NASDAQ National Market System, the average of the closing bid and asked prices as reported on NASDAQ or, if not so reported, as furnished by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Company shall determine the current market price on a reasonable and appropriate basis of the average of the daily closing prices for 15 consecutive trading days commencing 20 trading days before the date of such computation.

            "Permanent Disability" and "Permanently Disabled" shall mean such physical or mental disability or incapacity of Howard M. Meyers which has substantially prevented him or will substantially prevent him from performing his duties as Chief Executive Officer of the Corporation for more than a total of 150 days during any 365-day period as determined by unanimous or majority vote of a panel of medical practitioners consisting of one person selected by a majority of directors elected by holders of Class A Common Stock and one person selected by a majority of directors elected by holders of Class B Common Stock and, if the foregoing two persons cannot agree, a third person mutually acceptable to a majority of both classes of directors (the "Panel"), which Panel may be convened at any time by a majority of directors elected by either the holders of Class A Common Stock or Class B Common Stock and, in the event Howard
M. Meyers is deemed Permanently Disable, then thereafter the Panel may be convened to review such determination by a majority of directors elected by either the holders of Class A Common Stock or Class B Common Stock at any time or by Howard M. Meyers once every 90 calendar days; provided that any fees for such panel need only be paid by the Corporation once every 12 months.

                                       3

            "Preferred Stock Purchase Agreement" shall mean the Preferred Stock and Warrant Purchase Agreement between Bayou Steel Corporation and Rice Partners II, L.P., dated June 20, 1995, as amended from time to time.

            "Removal for Cause" shall mean the removal of Howard M. Meyers as Chief Executive Officer of the Corporation for "Cause" as defined in paragraph 9 of the Employment Agreement and only upon the affirmative vote of the holders of a majority of shares of Class A Common stock, voting as a class, regardless of whether the Employment Agreement is in effect at any given time.

            "Senior Note Indenture" shall mean the Indenture dated September 5, 1986 between Bayou Steel Acquisition Corporation and
First National Bank of Commerce.

            "Series A Preferred Stockholder" shall mean Rice Partners II, L.P. and any successors or assigns to its rights under the Preferred Stock Purchase Agreement.

            "Series Preferred Stock" shall mean the Series Preferred Stock of the Corporation.

            "Subsidiary" shall mean a corporation of which a majority of the capital stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned by the Corporation, the Corporation and one or more Subsidiaries, or one or more Subsidiaries.

            5.2 CLASS A COMMON STOCK.

            5.2.1 DIVIDENDS. The holders of the outstanding shares of Class A Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor in amounts per share declared for the Class B Common Stock and Class C Common Stock; provided that dividends shall be declared or funds set aside for payment on the Class A Common Stock only if dividends are declared or funds set aside for payment concurrently on the Class B Common Stock and Class C Common Stock; and, provided further that no dividends or other distribution in any given fiscal year of the Corporation shall be declared or funds set aside for payment thereof on the Class A Common Stock until any preferred dividend or other distribution for such fiscal year shall have been declared and funds set aside with respect to any shares of Series Preferred Stock outstanding.

            5.2.2 CONVERSION. The holders of the outstanding Class A Common Stock will not be entitled to convert such shares into any other class of stock of the Corporation.
                                       4

            5.2.3 VOTING RIGHTS.

            (a) GENERAL. Subject to the provisions of this Certificate of Incorporation relating to class voting, the holders of the Class A Common Stock shall be entitled to one vote per share on all matters other than the election of directors, voting together with the holders of the Class B Common Stock and Class C Common Stock and not as a separate class.

            (b) RIGHT TO ELECT DIRECTORS. The holders of the Class A Common Stock shall have the right at any annual meeting or other meeting of stockholders called for the purpose of electing directors, subject to the provisions of Article 5.2.3(d) hereof, solely to vote for and elect, as a class, that number of directors which, rounded to the nearest whole number, represents 40% of the number of directors then comprising the Board of Directors and to remove such directors with or without cause at any time and to fill all vacancies in such directorships; provided, however, that as long as the Class A Common Stock is listed on the American Stock Exchange and in order to maintain such listing, then from and after the time that the number of outstanding shares of Class B Common Stock is less than 12.5% of the aggregate number of outstanding shares of Common Stock, in addition to the foregoing right to elect the number of directors as set forth above, the Class A Common Stock will vote as one class with the Class B Common Stock for the election of the remaining directors comprising the Board of Directors, with the Class B Common Stock having ten votes per share and the Class A Common Stock having one vote per share. Notwithstanding the foregoing, however, from and after the resignation (provided, however, that the expiration of the term of the Employment Agreement shall not, in and of itself, be deemed a resignation), or Removal for Cause or retirement of Howard M. Meyers as Chief Executive Officer of the Corporation, or death or Permanent Disability of Howard M. Meyers (except with respect to the cessation of Permanent Disability pursuant to Article 5.3.3(a)(i) hereof), or such time as more than 1,362,676 shares (as such number may be adjusted from time to time under Article 5.5(a)) of Class B Common Stock have been converted into Class A Common Stock, the holders of the outstanding Class A Common Stock shall be entitled to one vote per share in the election of directors of the Corporation, voting together with the holders of the Class B Common Stock and the Class C Common Stock, each of which shall have one vote per share, and not as a separate class, subject to any rights of the Series A Preferred Stockholder to elect directors as provided in the Preferred Stock Purchase Agreement.

            (c) THE DESIGNATION OF DESIGNATED DIRECTOR. For any election (i) at which the holders of the Class A Common Stock have the right to vote for and elect, as a class, five directors, one director so elected by the holders of the Class A Common Stock, and

(ii) at which the holders of the Class A Common Stock and Class B Common Stock no longer elect directors separately by class, one director so elected, shall be designated by the Nominating Committee of the Board of Directors as the Designated Director ("Designated Director").

            (d) EFFECT OF SERIES A PREFERRED STOCKHOLDER RIGHTS. If the Series A Preferred Stockholder delivers a written notice to the Corporation of its intent to elect one director to the Board of Directors pursuant to Section 4.16 of the Preferred Stock Purchase Agreement at a time that it is entitled to give such notice, then, in accordance with Article 9, the Board of Directors, if it does not already consist of thirteen directors, shall immediately be increased to thirteen directors and, if the holders of the Class A Common Stock and Class B Common Stock are still electing directors separately by class, the number of directors to be elected by the Class A Common Stock shall be five, the number of directors to be elected by the Class B Common Stock shall be seven and the number of directors to be elected by the Series A Preferred Stockholder shall be one. If the Series A Preferred Stockholder delivers an additional notice to the Corporation of its intent to elect a second director to the Board of Directors (the "Second Director") pursuant to Section 4.16 of the Stock Purchase Agreement at a time that it is entitled to give such notice, and if the holders of the Class A Common Stock and Class B Common Stock are still electing directors separately by class, the number of directors to be elected by the Class A Common Stock shall be four, the number of directors to be elected by the Class B Common Stock shall be seven and the number of directors to be elected by the Series A Preferred Stockholder shall be two. Any director so elected by the Series A Preferred Stockholder shall hold office until the next annual meeting, unless such director's term expires before such meeting in accordance with Article 5.2.3(f) hereof. During the term(s) of any such director(s), the Series A Preferred Stockholder shall also have the right solely to remove any such director(s) with or without cause at any time and to fill all vacancies in such directorships, except as provided in Article 5.2.3(f) hereof.

            (e) TERM OF THE DESIGNATED DIRECTOR; ELECTION OF DIRECTOR(S) BY SERIES A PREFERRED STOCKHOLDER. In the event that the Corporation receives written notice from the Series A Preferred Stockholder, at a time that does not coincide with an annual meeting, that the Series A Preferred Stockholder wishes to elect its Second Director pursuant to Section 4.16 of the Preferred Stock Purchase Agreement at a time when the Series A Preferred Stockholder is entitled to give such notice, the term of the Designated Director shall expire. Within seven days of receipt of this written notice, the Board shall take the necessary action to fill the vacancy created by the expiration of the term of the Designated Director with the nominee of the Series A Preferred Stockholder.

            (f) END OF TERM OF A DIRECTOR ELECTED BY THE SERIES A PREFERRED STOCKHOLDER; FILLING OF VACANCY. If, in accordance with Section 4.16 of the Preferred Stock Purchase Agreement, the Series A Preferred Stockholder ceases to be entitled to elect any director(s) who is (are) currently holding office, the Corporation shall deliver written notice of such development to the Series A Preferred Stockholder, and the term(s) of such director(s) will immediately and automatically expire. The first vacancy created by such expiration may be filled by the unanimous vote of the remaining directors elected by the holders of the Class A Common Stock, and the second vacancy may be filled by the unanimous vote of the remaining directors elected by the holders of the Class B Common Stock (or, in each case, by a majority of the entire Board of Directors if directors are no longer elected by class). The director so appointed to replace the Series A Preferred Stockholder's Second Director will be considered the Designated Director and will be subject to the provisions of Article 5.2.3(e) hereof.

            5.3 CLASS B COMMON STOCK.

            5.3.1 DIVIDENDS. The holders of the outstanding shares of Class B Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor in amounts per share equal to the amounts per share declared for the Class A Common Stock and Class C Common Stock; provided that dividends shall be declared or funds set aside for payment on the Class B Common Stock only if dividends are declared or funds set aside for payment concurrently on the Class A Common Stock and Class C Common Stock; and, provided further that no dividends or other distribution in any given fiscal year of the Corporation, shall be declared or funds set aside for payment on the Class B Common Stock until any preferred dividend or distribution for such fiscal year shall have been declared and funds set aside with respect to any shares of Series Preferred Stock outstanding.

            5.3.2 CONVERSION.

            (a) The holder of any share or shares outstanding of Class B Common Stock shall have the right, at the holder's option, to convert all or any portion of such shares into fully paid and nonassessable shares of Class A Common Stock at any time and from time to time, at the rate of one share of Class A Common Stock for one share of Class B Common stock (the "Class B Conversion Rate").

            (b) The Class B Common Stock shall be convertible at the principal office of the Corporation into fully paid and nonassessable shares of Class A Common Stock at the Class B Conversion Rate.

            (c) In order to convert shares of Class B Common Stock into shares of Class A Common Stock pursuant to the right of conversion set forth in Article 5.3.2(a), the holder thereof shall surrender the certificate or certificates representing Class B Common Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the number of shares such holder desires to convert and name or names in which such holder wishes the certificate or certificates representing shares of Class A Common Stock to be issued. The Corporation shall, within ten business days, deliver at said office or other place to such holder of Class B Common Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class B Common Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class B Common Stock representing the unconverted portion of the certificate so surrendered, which new certificates shall entitle the holder thereof to the rights of the shares of Class B Common Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

            (d) The issuance of certificates for shares of Class A Common Stock upon the conversion of shares of Class B Common Stock shall be made without charge to the converting stockholder for the original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.

            (e) In case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Class A Common Stock, then each holder of Class B Common Stock shall be given a written notice from the Corporation informing each holder of the terms of such reorganization, merger, consolidation, or distribution of assets and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Class B Common Stock shall have the right thereafter to receive, upon conversion of such Class B Common Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets which a holder of that number of shares of Class A Common Stock equal to the Class B Conversion Rate immediately prior to such event would be entitled to receive, multiplied by the number of shares of Class B Common Stock as may be converted. The provisions of this subparagraph (e) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

            (f) If a state of facts shall occur which, without being specifically controlled by the provisions of this Article 5.3, would not fairly protect the conversion rights of the Class B Common Stock in accordance with the essential intent that Class A Common Stock and Class B Common Stock be equivalent except for the distinction in voting rights as provided in this Certificate of Incorporation, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent, so as to protect such conversion rights.

            (g) The Corporation shall, so long as any of the Class B Common Stock remains outstanding, reserve and keep available out of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the conversion of the Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Class B Common Stock, then outstanding. The Corporation shall from time to time increase its authorized Class A Common Stock and take such other action as may be necessary to permit the issuance from time to time of the shares of Class A Common Stock, as fully paid and nonassessable shares, upon the conversion of the Class B Common Stock, as herein provided.

            5.3.3 VOTING RIGHTS.

            (a) GENERAL. (i) Subject to the provisions of this Certificate of Incorporation relating to class voting, the holders of the Class B Common Stock shall be entitled to the number of votes per share on all matters other than the election of directors, voting together with the holders of outstanding shares of Class A Common Stock and Class C Common Stock, as would entitle such holders to cast, in the aggregate, 60% of the total number of votes therefor; provided, that as long as the Class A Common Stock is listed on the American Stock Exchange and if necessary to maintain the listing of the Class A Common Stock on the American Stock Exchange or if at any time the holders of Class B Common Stock shall be entitled to cast more than ten votes for every one of the Class A Common Stock, then the Class B Common Stock shall be entitled to no more than ten votes per share. Notwithstanding the foregoing, from and after the resignation (provided, however, that the expiration of the term of the Employment Agreement shall not, in and of itself, be deemed a resignation), or Removal for Cause or retirement of Howard M. Meyers as Chief Executive Officer of the Corporation or the death or Permanent Disability of Howard M. Meyers, or such time as more than 1,362,676 shares (as such number may be adjusted from time to time under Article 5.5(a)) of Class B Common Stock have been converted into Class A Common Stock, the holders of the outstanding Class B Common Stock shall be entitled to one vote per share on all matters other than the election of directors voting together with the holders of the Class A Common Stock and Class C Common Stock and not as a separate class; provided, that if at any time within five years after Howard M. Meyers is deemed Permanently Disabled, the Panel determines that Howard M. Meyers is not Permanently Disabled, the holders of Class B Common Stock shall then be entitled to the votes per share described in the first sentence of this Article 5.3.3(a)(i).

            (ii) The holders of the shares of Class B Common Stock shall be entitled to vote on, as a class, and the approval of the holders of a majority of such shares of Class B Common Stock shall be required for, (A) any merger, consolidation or reorganization of the Corporation with or into another corporation in which the Corporation is not the surviving entity in such merger, consolidation or reorganization (other than a merger or reorganization of the Corporation for the purpose of reincorporation in another state which does not adversely affect the rights of holders of Class B Common Stock), (B) any dissolution or liquidation by dividend or otherwise of the Corporation, (C) any sale, assignment, or other disposition of (other than a sale, assignment or disposition of (r) property subject to an Amoco Tax Lease Agreement or (s) any Amoco Tax Lease Agreement, occurring by reason of action taken pursuant to a mortgage or similar security instrument placed on (i) the property subject to the Amoco Tax Lease Agreements or (ii) any Amoco Tax Lease Agreement) the Corporation's interest in (1) any property that is subject to an Amoco Tax Lease Agreement or (2) any Amoco Tax Lease Agreement, unless (a) such sale, assignment, or other disposition fully complies with the terms of the applicable Amoco Tax Lease Agreement, the provisions of Section 168(f)(8) of the Code, as in effect on the dates on which the Amoco Tax Lease Agreements were entered into, and the U.S. Income Tax Regulations promulgated thereunder from time to time (whether in temporary, proposed, or final form (the "Regulations")), and (b) any purchaser, assignee, or transferee of any such interest agrees in writing prior to such sale, assignment or other disposition (x) to take such property subject to the applicable Amoco Tax Lease Agreement within the meaning of Section 5c.168(f)(8)-2 of the Regulations, (y) to take any action, including the filing of any statement with its Federal income tax return or the furnishing of any written consent or statement to any person, necessary in order to preserve the character of the applicable Amoco Tax Lease Agreement as a lease for United States Federal income tax purposes in accordance with Section 168(f)(8) of the Code as in effect on the dates on which the Amoco Tax Lease Agreements were entered into (in each case under this clause as provided in Section 168(f)(8) of the Code, as in effect on the dates on which the Amoco Tax Lease Agreements were entered into, or the Regulations promulgated thereunder from time to time) and (z) to comply fully with each undertaking agreed to by Bayou Steel Acquisition Corporation in Sections 7.9(f), 7.9(g), 7.9(h), 7.9(j), 7.9(k), 7.9(l), 7.9(m), 7.9(n), 7.5(b), 7.5(c) and 7.6 of the
Acquisition Agreement as if such purchaser, assignee or transferee were therein named. The voting requirements of this Article 5.3.3(a)(ii) shall apply whether or not the Corporation is insolvent. Additionally, no voting rights shall be conferred upon the holders of any bonds, debentures or other obligations issued by the Corporation or any other person which would adversely affect the rights of the holders of the Class B Common Stock in any respect. The provisions of this Article 5.3.3(a)(ii) shall not require a shareholder vote in connection with the granting of any mortgage or other security interest pursuant to or in connection with the Senior Note Indenture.

            (b) RIGHT TO ELECT DIRECTORS. The holders of the Class B Common Stock shall have the right at any annual meeting or other meeting of stockholders called for the purpose of electing directors, subject to the provisions of Article 5.2.3(d), solely to vote for and elect, as a class, that number of directors which, rounded to the nearest whole number, represents 60% of the number of directors then comprising the Board of Directors and to remove such directors with or without cause and to fill all vacancies in such directorships; provided, however, that as long as the Class A Common Stock is listed on the American Stock Exchange and in order to maintain such listing, then from and after the time that the number of outstanding shares of Class B Common Stock is less than 12.5% of the aggregate number of outstanding shares of Common Stock, the Class B Common Stock will vote as one class with the Class A Common Stock for the election of the number of directors set forth above, with the Class B Common Stock having ten votes per share and Class A Common Stock having one vote per share. Notwithstanding the foregoing, however, from and after the resignation (provided, however, that the expiration of the term of the Employment Agreement shall not, in and of itself, be deemed a resignation), or Removal for Cause or retirement of Howard M. Meyers as Chief Executive Officer of the Corporation, or death or Permanent Disability of Howard
M. Meyers (except with respect to the cessation of Permanent Disability pursuant to Article 5.3.3(a)(i) above) or such time as more than 1,362,676 shares (as such number may be adjusted from time to time under Article 5.5(a)), of Class B Common Stock have been converted into Class A Common Stock, the holders of the outstanding Class B Common Stock shall be entitled to one vote per share, voting together with the holders of the Class A Common Stock and the Class C Common Stock and not as a separate class, in the election of all directors of the Corporation, subject to any rights of the Series A Preferred Stockholder to elect directors as provided in the Preferred Stock Purchase Agreement. The foregoing rights of the holders of the Class B Common Stock to elect directors, as a class, are modified by and subject to the provisions of Article 5.4.3(c).

            5.4   CLASS C COMMON STOCK.

            5.4.1 DIVIDENDS. The holders of the outstanding shares of Class C Common Stock shall be entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor in amounts per share equal to the amounts per share declared for the Class A Common Stock and Class B Common Stock; provided that dividends shall be declared or funds set aside for the payment on the Class C Common Stock only if dividends are declared and funds set aside concurrently on the Class A Common Stock and Class B Common Stock.

            5.4.2 CONVERSION. The holders of the outstanding shares of Class C Common Stock will not be entitled to convert such shares into any other class of stock of the Corporation. No holder of shares of any other class of stock of the Corporation or any obligations of the Corporation or any other person shall have or may be given the right to convert such shares of stock or obligations into shares of Class C Common Stock.

            5.4.3 VOTING RIGHTS.

            (a) Subject to the provisions of this Certificate of Incorporation relating to class voting and article 5.4.3(c) hereof, the holders of the Class C Common Stock shall be entitled to one vote per share voting together with the holders of the Class A Common Stock and the Class B Common Stock and not as a separate class, unless otherwise required by law.

            (b) The holders of the shares of Class C Common Stock shall be entitled to vote on, as a class, and the approval of 100% of the holders of such shares of Class C Common Stock shall be required for (i) any merger, consolidation or reorganization of the

Corporation with or into another corporation in which the Corporation is not the surviving entity in such merger, consolidation or reorganization (other than a merger or reorganization of the Corporation for the purpose of reincorporation in another state which does not adversely affect the rights of the holders of the Class C Common Stock), (ii) any dissolution or liquidation by dividend or otherwise of the Corporation, (iii) any sale, assignment, or other disposition of (other than a sale, assignment or disposition of (a) property subject to an Amoco Tax Lease Agreement or (b) any Amoco Tax Lease agreement, occurring by reason of action taken pursuant to a mortgage or similar security instrument placed on (r) the property subject to the Amoco Tax Lease agreements or (s) any Amoco Tax Lease Agreement) the Corporation's interest in (A) any property that is subject to an Amoco Tax Lease Agreement or (B) any Amoco Tax Lease Agreement, unless (1) such sale, assignment, or other disposition fully complies with the terms of the applicable Amoco Tax Lease Agreement, the provisions of Section 168(f)(8) of the Code, as in effect on the dates on which the Amoco Tax Lease Agreements were entered into, and the Regulations promulgated thereunder from time to time, and (2) any purchaser, assignee, or transferee of any such interest agrees in writing prior to such sale, assignment or other disposition
(x) to take such property subject to the applicable Amoco Tax Lease Agreement within the meaning of Section 5c.168(f)(8)-2 of the Regulations, (y) to take any action, including the filing of any statement with its Federal income tax return or the furnishing of any written consent or statement to any person, necessary in order to preserve the character of the applicable Amoco Tax Lease agreement as a lease for United States Federal income tax purposes in accordance with
Section 168(f)(8) of the Code, as in effect on the dates on which the Amoco Tax Lease Agreements were entered into (in each case under this clause as provided in Section 168(f)(8) of the Code, as in effect on the dates on which the Amoco Tax Lease Agreements were entered into, or the Regulations promulgated thereunder from time to time) and (z) to comply fully with each undertaking agreed to by Bayou Steel Acquisition Corporation in Sections 7.9(f), 7.9(g), 7.9(h), 7.9(j), 7.9(k), 7.9(l), 7.9(m), 7.9(n), 7.5(b), 7.5(c) and 7.6 of the
Acquisition Agreement as if such purchaser, assignee or transferee were therein named, and (iv) any amendment to this Certificate of Incorporation that would increase the number of authorized shares of Class C Common Stock, modify Article
5.4 in any way or adversely affect the rights of the holders of Class C Common Stock in any respect. The voting requirements of this Article 5.4.3(b) shall apply whether or not the Corporation is insolvent. Additionally, no voting rights shall be conferred upon the holders of any bonds, debentures or other obligations issued by the Corporation or any other person which would adversely affect the rights of the holders of the Class C Common Stock in any respect. The provisions of this Article 5.4.3(b) shall not require a shareholder vote in connection with the granting of any mortgage or other security interest pursuant to or in connection with the Senior Note Indenture.

            (c) If any corporation or affiliated group, as defined in Section 338(h)(5) of the Code, or any comparable provision of any superseding Federal tax statute, and the Regulations promulgated thereunder from time to time (a "Third Party Purchaser") acquires directly or indirectly through any other entity, person, agent, or nominee, by any means (including, but not limited to, a redemption of shares of the stock of the Corporation held by any other person) any share or shares of the stock of the Corporation which, when aggregated with all other shares of the stock of the Corporation held by such Third Party Purchaser, would, but for this Article 5.4.3(c), allow such Third Party Purchaser to possess, directly or indirectly, in the aggregate at least that percentage of the Total Combined Voting Power (as defined below) which is equal to the percentage determined by subtracting two percentage points from the Minimum Percentage (as defined below), then, and for so long as possession of such percentage is maintained, the outstanding shares of Class C Common Stock shall, in the aggregate, automatically possess that percentage of that Total Combined Voting Power which is equal to the sum of one percent plus the difference between 100 percent and the Minimum Percentage, such increase in voting power to become effective simultaneously with the acquisition by such Third Party Purchaser of any share or shares of the stock of the Corporation which, when aggregated with all other shares of the stock of the Corporation held by such Third Party Purchaser, would allow such Third Party Purchaser to possess, directly or indirectly, in the aggregate at least two percentage points less than the Minimum Percentage of the Total Combined Voting Power. Possession of such percentage of Total Combined Voting Power by the holders of the Class C Common Stock shall mean with respect to the election of directors that (i) if the holders of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock have, at the time of any election of directors, the right to elect the entire Board of Directors voting together and not as separate classes, the holders of the Class C Common Stock shall be entitled to cast the percentage of votes in such election as is equal to the sum of one percent plus the difference between 100 percent and the Minimum Percentage and (ii) if Class A Common Stock, Class B Common Stock or Preferred Stock have, at the time of any election of directors, the right to elect, by class vote, any directors of the Corporation, the holders of the Class C Common Stock shall have the sole right to vote for and elect, as a class, one percent plus the difference between 100 percent and the Minimum Percentage of the number of directors of the Corporation (rounded up to the nearest whole number) and to remove such directors with or without cause at any time and to fill all vacancies in such directorship and, if required to permit such election, the number of directors which the holders of the Class B Common Stock are entitled to elect as a class pursuant to
Article 5.3.3(b) shall be reduced to the extent necessary. Such right of the Class C Common Stock to elect directors as a class shall be eliminated upon the effectiveness of any registration statement relating to the Class A Common Stock under the Federal securities laws. Additionally, such right of the Class C Common Stock to elect directors, as a class, shall be eliminated and such increased voting power shall be reduced to the number of votes to which such shares of Class C Common Stock otherwise would be entitled but for this Article 5.4.3(c) upon the occurrence of any of the following events, but only for so long as the circumstances or agreements contemplated by such event exist or are fully complied with by such Third Party Purchaser:

            (i) such Third Party Purchaser enters into a written agreement with the holders of the then outstanding shares of Class C Common Stock (x) not to make an election pursuant to Section 338 of the Code, or any comparable provision of any superseding Federal tax statute, and the Regulations promulgated thereunder (the "Section 338 Election") with respect to the Corporation, (y) not to, and to cause the Corporation not to, take or fail to take any action if the taking of such action or the failure to take such action would result in a deemed Section 338 Election pursuant to Section 338(e) or (f) of the Code, or any comparable provision of any superseding Federal tax statute, and the Regulations promulgated thereunder, and (z) to file with the Internal Revenue Service, at the request of the holders of the then outstanding shares of Class C Common Stock, any and all documents evidencing its decision (A) not to make a Section 338 Election, including, but not limited to, a "protective carryover election," as defined in Section 1.338-4T(f)(6) of the Regulations, and (B) not to, and to cause the Corporation not to, take, or fail to take, any action if the taking of such action or failure to take such action would result in a deemed Section 338 Election, or

            (ii) such Third Party Purchaser furnishes to the holders of the then outstanding shares of Class C Common Stock an irrevocable letter of credit, for a term ending December 31, 2003, in favor of such holders and reasonably satisfactory in form and substance to such holders, issued by a U.S. financial institution that is acceptable to such holders in an amount at least sufficient, in the reasonable opinion of such holders, to reimburse them on a net after-tax basis for any payments any or all of them would be required to make to any party pursuant to any or both of the letters dated November 11, 1981 and December 7, 1981, respectively, to Amoco Tax Leasing I Corporation from Voest-Alpine A.G., Voest-Alpine International Corporation, and certain other corporations, or any successor or substitute letter thereto, as a result of a Section 338 Election being made, or deemed made, by such Third Party Purchaser with respect to the Corporation, or
                                       15

            (iii) at any time after the last date on which a Section 338 Election may be made, or deemed made, with respect to the Corporation as a result of a "qualified stock purchase," as defined in Section 338(d)(3) of the Code, or any comparable provision of any superseding Federal tax statute, of the stock of the Corporation, which purchase occurs during the term of any of the Amoco Tax Lease Agreements.

The "Minimum Percentage" shall be the percentage of the Total Combined Voting Power of all classes of stock of a corporation entitled to vote that is required under Section 338(d)(3)(A) of the code for purposes of a "qualified stock purchase" as defined in said Section.

The "Total Combined Voting Power" shall be the total combined voting power of all classes of stock of the Corporation entitled to vote as determined in the manner provided in Section 338 of the Code, or any comparable provision of any superseding Federal tax statute.

            5.5 RELATIVE RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK. (a) The Corporation shall not (i) declare or pay to the holders of Class A Common Stock or Class B Common Stock a dividend or other distribution payable in stock or securities of the Corporation, (ii) subdivide the outstanding shares of Class A Common Stock or Class B Common Stock into a greater number of shares of Class A Common Stock or Class B Common Stock, (iii) combine the outstanding shares of Class A Common Stock or Class B Common Stock into a lesser number of shares, or (iv) issue by reclassification of its shares of Class A Common Stock or Class B Common Stock any shares of the Corporation, unless, in each case, the Corporation shall effect concurrently an equivalent dividend, distribution, subdivision, combination or reclassification with respect to Class A Common Stock and Class B Common Stock.

            (b) Except as permitted by Article 5.5(a), the Corporation shall not issue additional shares of Class A Common Stock for any reason unless it offers to the holders of Class B Common Stock the right to purchase all or any part of such additional shares of Class B Common Stock, in such amount as to maintain after the issuance the ratio that the number of shares of Class B Common Stock bears to the aggregate number of shares of Common Stock outstanding immediately prior to the issuance of the shares of Class A Common Stock, for such consideration per share equal to the fair market value of the consideration per share being paid for the Class A Common Stock being issued. If such consideration is other than cash, the Corporation shall determine the fair market value thereof, which determination shall be final and conclusive.

                                       16

            (c) No additional shares of Class B Common Stock shall be issued except in order to satisfy the adjustment requirements of this Article 5.5.

            5.6 SERIES PREFERRED STOCK. The Board of Directors of the Corporation, with the approval of all of the directors elected by the holders of each of the Class A Common Stock and the Class B Common Stock (or only a majority of the entire Board of Directors if directors are no longer elected by class), is authorized, subject to the limitations prescribed by law or this Certificate of Incorporation and the provisions of this Article 5.6, to provide for the issuance from time to time in one or more series of any number of shares of Series Preferred Stock, and, by filing a certificate pursuant to the Delaware General Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (i) The number of shares constituting that series and the distinctive designation of that series;

            (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

            (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (iv) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

            (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (vi) Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series, and, if so, the terms and amounts of such sinking fund;

                                       17

            (vii) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any Subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any Subsidiary of any outstanding stock of the Corporation;

            (viii) The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class of classes or series of stock; and

            (ix) Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Shares of any series of Series Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Series Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Series Preferred Stock to be created by resolution(s) of the Board of Directors or as part of any other series of Series Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution(s) adopted by the Board of Directors providing for the issue of any series of Series Preferred Stock.

            5.7 SPECIAL MEETINGS OF STOCKHOLDERS TO ELECT DIRECTORS. As promptly as practicable after the time when (i) the holders of the Class B Common Stock become entitled to only one vote per share, voting together as one class with the holders of the Class A and Class C Common Stock, or (ii) a Panel determination of Howard M. Meyers' Permanent Disability is made pursuant to
Article 5.3.3(a)(i), a special meeting of the stockholders shall be called for the purpose of electing new directors. At that time, or as soon as permitted by applicable law, the terms of the office of the directors then in office shall terminate and new directors shall be elected in accordance with the provisions of this Certificate of Incorporation.

            5.8 AMENDMENT TO CERTIFICATE OF INCORPORATION. Any amendment to this Certificate of Incorporation which would adversely affect the rights of any class of stock of the Corporation shall require the affirmative vote of holders of a majority of shares of stock of such class, voting as a single class.

                                       18

            5.9 RESTRICTIONS ON TRANSFERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

            (a) Any attempted sale, transfer, assignment, conveyance, pledge or other disposition of any share of the Corporation's Class A or Class B Common Stock or any option to purchase such Class A or Class B Common Stock (or similar right described in Sections 382(k)(6)(B) or 382(1) of the Code and the regulations thereunder) to any person (a "Person," which term shall have the meaning set forth in Section 2(2) of the Securities Act of 1933, as amended) who directly or indirectly, beneficially owns (as determined pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), or, as a result of such attempted disposition, would beneficially own, or whose shares would be attributed pursuant to the applicable attribution provisions of the Code to any Person who would so directly or indirectly beneficially own, after giving effect to the applicable attribution provisions of the Code, 5% or more of the fair market value of the Corporation's Class A Common Stock outstanding shall be null and void AB INITIO insofar as it purports to transfer ownership of any shares that would cause the transferee to attain such 5% ownership level or if such transferee owned Class A or Class B Common Stock with a fair market value equal to 5% or more of the fair market value of the Corporation's Class A Common Stock prior to the attempted disposition, the entire attempted disposition shall be null and void AB INITIO.

            (b) Nothing contained in Article 5.9(a) shall prevent an otherwise valid transfer if the transferee obtains the written approval of all of the directors elected by the holders of each of the Class A Common Stock and Class B Common Stock (or only a majority of the entire Board of Directors if directors are no longer elected by class) and, except to the extent the Board of Directors of the Corporation in its discretion waives the requirement, provides the Corporation with an opinion of reputable tax counsel satisfactory to the Corporation and its tax counsel that the transfer shall not result in the application of any tax law limitation on the use of the Corporation's losses or other tax attributes. Notwithstanding the foregoing, Article 5.9(a) shall not apply to (i) the issuance of shares of Common Stock in the merger of Bayou Steel Corporation (of La Place), a Louisiana corporation, into the Corporation, provided that any increase in the ownership of Common Stock by Persons who receive such shares in the merger is subject thereto; (ii) any transfer of shares of Class B Common Stock in accordance with clause (i) Article 6(a) hereof; (iii) any issuance of shares of Common Stock to the shareholders of RSR Steel Corporation in a merger with the Corporation or in connection with the sale of all or substantially all of the assets of RSR Steel Corporation to the Corporation, provided that all of the Class B Common Stock of the Corporation (and no other stock of
                                       19

the Corporation) is owned by RSR Steel Corporation, that the issuance of such shares shall not result in the application of any tax law limitation on the use of the Corporation's losses or other tax attributes, that any increase in the ownership of Common Stock by persons who receive such shares pursuant to the merger over the amount of stock held by RSR Steel Corporation at the time of the merger is subject thereto and that any other increase in the ownership of Common Stock by persons who receive such shares is subject thereto; and (iv) any conversion of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of Article 5.3.2 hereof to the extent that the shares of Class A Common Stock received upon conversion are owned by the same Person who effected the conversion.

            (c) No employee or agent, including any independent transfer agent or registrar, of the Corporation shall be permitted to record any attempted or purported transfer made in violation of this Article 5.9 and no intended transferee of shares of Common Stock of the Corporation attempted to be transferred in violation of this Article 5.9 shall be recognized as a holder of such shares for any purpose whatever, including, but not limited to, the right to vote such shares of capital stock of the Corporation or to receive dividends or other distributions in respect thereof, if any. Any such intended transferee shall be deemed to have appointed the Corporation as attorney-in-fact, with full power of substitution and full power and authority, in the name and on behalf of the intended transferee, to sell, assign and transfer the shares of Common Stock of the Corporation attempted to be transferred in violation of this Article 5.9, and to do all lawful acts and execute all documents deemed necessary or advisable to effect such sale, assignment and transfer, in an arm's length transaction, to another Person; provided that the sale, assignment and transfer to such other Person does not violate the provisions of this Article 5.9. The Corporation shall apply the proceeds of any such sale first, to pay the expenses of the sale; second, to pay the intended transferee on whose behalf the shares were sold, an amount equal to (i) the sum of the intended transferee's cost of such shares (inclusive of brokerage fees and expenses), plus interest on such cost at the then minimum rate of interest which would prevent interest on a non-interest bearing obligation from being imputed by the Internal Revenue Service, less the amount of any dividends or other distributions inadvertently paid to said intended transferee in respect of such shares, or (ii) the balance of such proceeds, whichever is less; and, third, the balance of such proceeds, if any, shall be paid to the Corporation. The Corporation shall take all appropriate legal action to enforce the provisions of this Article 5.9 in every case where there has been an attempted or purported transfer made in violation hereof. In taking any action hereunder, the Corporation, and its directors, officers and agents, will be fully protected in relying upon any

                                       20

notice, paper or other document reasonably believed by the Corporation or any such person to be genuine and sufficient, and, to the extent permitted by law, in no event shall the Corporation, or any of its directors, officers or agents be liable for any act performed or omitted to be performed hereunder in the absence of gross negligence or willful misconduct. The Corporation and its directors, officers and agents may consult with counsel in connection with its duties hereunder and, to the extent permitted by law, each shall be fully protected by any act taken, suffered or permitted in good faith in accordance with the advice of such counsel.

            (d) The by-laws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article 5.9.

            (e) All certificates evidencing ownership of shares of Common Stock of the Corporation shall bear a conspicuous legend as follows:

"THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE CORPORATION'S PRINCIPAL PLACE OF BUSINESS LOCATED AT RIVER ROAD (P.O. BOX 5000), LA PLACE, LOUISIANA 70068."

            (f) The restrictions on transfers set forth in this Article 5.9 shall remain in effect until December 31, 2003.

            (g) The restrictions on transfer set forth in this Article 5.9 do not apply to the Class C Common Stock and do not and are not intended to affect the Class C Common Stock in any way.

            6. RESTRICTIONS ON TRANSFER OF CLASS B COMMON STOCK. (a) Except for transfers (i) to or for the benefit of any direct or indirect beneficial holder of the Class B Common Stock or the immediate family (such term having the meaning of closer than second cousin) of any such stockholder so long as such direct or indirect beneficial holder or its immediate family retains all the attributes of such direct or indirect beneficial ownership of such Class B Common Stock or (ii) approved by the holders of 75% of the then outstanding Class A Common Stock, shares of Class B Common Stock are not transferable except as provided in Article 6(b).

            (b) Shares of Class B Common Stock are transferable only upon conversion of such shares into Class A Common Stock and provided no acceleration of any indebtedness of the Corporation shall occur solely as a result of such conversion and transfer. Notwithstanding the foregoing, in any sale transaction or series of
                                       21

related transactions which result in more than 1,362,676 (as such number may be adjusted from time to time under Article 5.5(a)) of the Class B Common Stock being converted into Class A Common Stock where the highest consideration per share of Class A Common Stock received in such transaction(s) exceeds the fair market value of a share of Class A Common Stock, the entity which acquires the shares of Class A Common Stock shall give a written undertaking to the Corporation that if, within 24 months after such sale, such entity makes a public tender offer or other proposal to acquire all or any portion of the remaining Class A Common Stock, the consideration to be paid by such entity shall not be less than the highest consideration per share paid in such Class A Common Stock transaction. In computing the amount of consideration to be offered to holders of Class A Common Stock pursuant to this Article 6(b), all amounts to be paid to, or value to be received by, the transferor in connection with such transfer shall be included.

            7. MERGERS AND ACQUISITIONS; SALES AND PURCHASES OF PROPERTY; ISSUANCE OF SHARES; AND AMENDMENTS TO CERTIFICATE OF INCORPORATION. (a) Subject to the provisions of Articles 5.3.3(a)(ii) and 5.4.3(b), without the consent of holders of Common Stock having 80% or more of the number of votes that may be cast for all matters other than the election of directors, voting together as one class, the Corporation shall not (A) merge with or into another corporation, other than a direct or indirect Subsidiary of the Corporation, (B) acquire assets of any other person the amount of which exceeds 20% of the Corporation's Consolidated Net Worth prior to the acquisition, except in the case of capital expenditures or inventory in the ordinary course of business, unless all of the directors elected by holders of each of the Class A Common Stock and Class B Common Stock (or only a majority of the entire Board of Directors if directors are no longer elected by class), shall have approved of the matter, (C) dispose of assets of the Corporation the amount of which exceeds 20% of the Corporation's Consolidated Net Worth, other than in the ordinary course of business, (D) purchase any equity interest (or any interest convertible into an equity interest) in any corporation or partnership, the amount of which exceeds 20% of the Corporation's Consolidated Net Worth prior to the acquisition, unless all of the directors elected by holders of each of the Class A Common Stock and Class B Common Stock (or only a majority of the entire Board of Directors if directors are no longer elected by class) shall have approved of the matter, or
(E) amend the Certificate of Incorporation. The Corporation shall not issue or sell or permit the issuance or sale of, or grant any right to subscribe for or to purchase any options for the purchase of any shares of stock or other equity interest (or any interest convertible into an equity interest) in the Corporation, unless all of the directors elected by holders of each of the Class A Common Stock and Class B Common Stock (or only a majority of the entire Board of Directors if directors are no longer elected by class) have approved.

                                       22

            (b) Subject to the provisions of Articles 5.3.3(a)(ii) and 5.4.3(b), but notwithstanding any other provision of this Certificate of Incorporation, no stockholder consent shall be required for (i) the Corporation to grant any mortgages, pledges, assignments for security purposes, or other security interests affecting all or any part of the Corporation's property, or (ii) the transfer of title to the Corporation's property resulting from the enforcement of such security rights.

            8. SPECIAL MEETING OF STOCKHOLDERS. In addition to the special meetings of stockholders which may be held pursuant to Article 5.7 hereof, special meetings of stockholders of the Corporation may be called by holders of Common Stock having 10% or more of the number of votes that may be cast for all matters other than the election of directors.

            9. NUMBER OF DIRECTORS. The Board of Directors shall consist of a minimum of seven and a maximum of thirteen directors, with the number to be set by a vote of the majority of the entire Board of Directors of the Corporation; provided, however, that at any time when (i) the Series A Preferred Stockholder has the right to elect at least one director and (ii) the Corporation receives written notice from the Series A Preferred Stockholder stating that the Series A Preferred Stockholder wishes to enforce its rights under Section 4.16 of the Preferred Stock Purchase Agreement to elect one or more directors, the Board of Directors, if it does not already at the time of the receipt of the notice consist of thirteen directors, will immediately and automatically be increased to thirteen directors, with the holders of the Class A Common Stock and the Class B Common Stock thereafter being entitled to elect such number of directors as is provided by Article 5.2.3(d).

            10. ACQUISITION AGREEMENT, EMPLOYMENT AGREEMENT AND OTHER AGREEMENTS. The Acquisition Agreement, the Employment Agreement, the Amoco Tax Lease Agreements and the letters dated November 11, 1981 and December 7, 1981, respectively, to Amoco Tax Leasing I Corporation from Voest-Alpine A.G., Voest-Alpine International Corporation, and certain other corporations, shall be kept on file at the offices of the Corporation and made available to the stockholders for their inspection during normal business hours.

            11. ELECTION OF DIRECTORS. The election of the Board of Directors need not be by written ballot.

            12. REMOVAL OF CHIEF EXECUTIVE OFFICER. During the term of the Employment Agreement, the Chief Executive Officer may be removed only for "Cause" as defined in paragraph 9 of the Employment Agreement, and upon the mechanism provided in the Employment Agreement. After the term of the Employment Agreement, the Chief Executive Officer may be removed (a) without cause by the

                                       23

affirmative vote of a majority of the directors of the Corporation or (b) for "Cause" as defined in paragraph 9 of the Employment Agreement and upon the mechanism provided in the Employment Agreement.

            13.   INDEMNIFICATION.

            (a) The Corporation shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Corporation the power to indemnify.

            (b) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that such director may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            14. BY-LAWS. The Board of Directors shall have the power to make, alter or repeal the By-laws of the Corporation.

            FOURTH:     This Restated Certificate of Incorporation
shall be effective upon its filing with the Secretary of State of Delaware pursuant to Section 103 of the Delaware General
Corporation Law.

            Bayou Steel Corporation has caused this certificate to be signed by Jerry M. Pitts, its President, and attested by Richard J. Gonzalez, its Secretary, this day of April, 1996.

                                          /s/  JERRY M. PITTS
                                          Jerry M. Pitts, President and
                                          Chief Operation Officer

Attest:  /s/  RICHARD J. GONZALEZ
         Richard J. Gonzalez, Secretary

                                       24